Clawback Policy

This policy (the “Clawback Policy”) is adopted by Sanofi (the “Company”) as per the Nasdaq Listing Rules (the “Nasdaq Listing Rules”) as amended to include Nasdaq Listing Rule 5608 (“Listing Rule 5608") directed under Rule 10D 1 (“Rule 10D-1”) of the U.S. Securities Exchange Act of 1934 which provides that issuers must reasonably promptly recover erroneously-awarded incentive compensation (as described below) from executive officers if the Company is required to prepare an accounting restatement due to the company’s material noncompliance with any financial reporting requirement1.

Individuals Covered: this Clawback Policy applies to executive officers as defined in Rule 10D-1, which the Company has deemed to include the members of the Executive Committee (incl. the CEO) and the Head of Consolidation and Statutory Reporting,2 who served in such roles as such at any time during the performance period for the relevant incentive-based compensation. Any individual covered by this Clawback Policy shall be required to repay to the Company any excess awarded incentive based compensation, according to methods of recovery of the amount as shall be determined by the Company in its discretion.

Triggering Event: the clawback requirement under this Clawback Policy shall apply in the event that the Company is required to prepare an accounting restatement:
•correcting an error that is material to the previously issued financial statements (“Big R” restatements); or
•correcting an error that is not material to the previously issued financial statements but would result in a material misstatement if the error was (a) corrected in the current period or (b) left uncorrected in the current period (“Small R” restatements).

Covered incentive-based compensation: this Clawback Policy is applicable to any compensation (in cash or in kind) based wholly or in part upon the attainment of a financial reporting measure and that is received3 while the Company has a class of securities listed on a U.S. national securities exchange and during any of the three completed fiscal years4 immediately preceding the earlier date on which (i) the Company concludes, or reasonably should have concluded, that an accounting restatement is required and (ii) a court, regulator, or other legally authorized body renders a decision that directs the Company to prepare an accounting restatement.5

The amount of incentive-based compensation to be recovered under this Clawback Policy is the amount (in cash and/or equity) received that exceeds the amount of incentive-based
1 Unless one of the exemptions described in paragraph (b)(1)(iv) of Nasdaq Listing Rule 5608 applies, in accordance with the Applicable Rules.
2 Sanofi has deemed this role to be the “principal accounting officer” as per Nasdaq Listing Rule 5608.
3 Incentive based compensation will be deemed received for purposes of the Clawback Policy in the fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant occurs after the end of that period.
4 Including any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).
5 It is specified that this Clawback Policy only applies to incentive compensation received after October 2, 2023.
Adopted by the Board of Directors on October 26, 2023

compensation that otherwise would have been received had it been determined based on the restated accounts and must be computed without regard to any taxes paid.

For incentive-based compensation based on stock price or TSR metrics, where the amount of awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the excess amount must be based on the Company’s reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the incentive-based compensation was received.

Implementation: notwithstanding anything contained herein, this Clawback Policy will be administered, applied and interpreted by Sanofi in accordance with the Nasdaq Listing Rules, any applicable U.S. Securities and Exchange Commission or Nasdaq Stock Market LLC guidance or interpretations issued from time to time regarding such incentive compensation recovery requirements, and French law and the laws of any other jurisdiction which apply to the Company, including further to employment agreements governing employment of the individuals covered by the Policy.
Adopted by the Board of Directors on October 26, 2023